Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS FIRST QUARTER RESULTS

Dealer Marketing Services Business Continues to Grow Rapidly

Milwaukee, Wis., November 30, 2006 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers, distributors and manufacturers build sales and profits, today reported financial results for the first quarter ended October 31, 2006.

First Quarter Fiscal 2007 Highlights

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Revenues were $3.50 million for the first quarter of fiscal 2007, compared to revenues of $3.49 million for the first quarter of fiscal 2006.

•

Operating income was $229,000 for the first quarter of fiscal 2007, compared to operating income of $524,000 for the same period in the prior year.

•

Net income was $225,000 or $0.03 per diluted share for the first quarter of fiscal 2007, compared to net income of $498,000 or $0.07 per diluted share for the first quarter of fiscal 2006.

Operations Review

“Revenues increased in two key areas in the first quarter.  Recurring revenues from our core electronic catalog business were up and our Dealer Marketing Services (DMS) business continues to grow rapidly.  DMS revenues drove the slight overall increase in first-quarter revenues and have now eclipsed revenues from our historical communications business,” said Brian E. Dearing, chairman and chief executive officer of ARI.

Dearing said the Company’s European operations were still not performing up to expectations.  “We are still in a transition phase for this business as we continue to implement the dealer-direct business model that has been so successful for us in the U.S.  Roy W. Olivier, our new vice president of global sales and marketing, has made it a priority to improve our European operations by expanding our relationships with current and potential OEM customers,” said Dearing.

Dearing said the lower operating income in the first quarter of fiscal 2007 reflected the lower margins of the DMS business and increased investments in developing and marketing these new products.  “Even though our Dealer Marketing Services area is our fastest-growing product area, it is

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ARI Reports First Quarter Results

still a relatively small, young business.  While our investments in this business affected operating income in the first quarter, we believe it has excellent potential to increase our profits over the long term,” said Dearing.

Dearing said other factors that contributed to the decrease in operating income for the quarter were increased costs to support newly deployed products and accounting for employee stock options under FAS 123.

“Our first quarter cash flow is traditionally lower than in the second and third quarters due to the timing of large contract renewals,” added Dearing.  “Nevertheless, our cash flow remains strong and we continue to pay down debt.  We reduced our debt by an additional $350,000 in the first quarter, with our final payments scheduled for December 2007.”

Summary

“Our first quarter results were mixed:  Our new DMS business is continuing to grow rapidly, but is not yet large enough to create significant overall revenue growth,” said Dearing.  “We are holding our own in the core U.S. catalog market, but Europe is a continuing challenge.  Our cash flow, cash balance and debt repayments remain strong, but our income was reduced by continuing investments in our newer businesses.”

Outlook

“We made good progress in executing on our growth strategies in the first quarter.  We are continuing to enhance our base business.  We are beginning to see results from our investments in the Dealer Marketing Services area, which bodes well for our future.  There are still some challenges in Europe, but we remain confident our dealer-direct strategy is the correct approach.  With the addition of Roy W. Olivier, we believe we are on the right track to generate profitable organic growth worldwide.   We also continue to pursue synergistic acquisitions for accretive growth,” said Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers, distributors and manufacturers in the manufactured equipment markets.  ARI currently provides approximately 99 parts catalogs (many of which contain multiple lines of equipment) for approximately 77 equipment manufacturers in the U.S. and Europe.  Approximately 76,000 catalog subscriptions are provided through ARI to more than 25,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.

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ARI Report First Quarter Results

In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

First Quarter Earnings Conference Call

ARI’s First Quarter Conference Call is scheduled for Thursday, November 30, 2006 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=8300747.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, December 1, 2006.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2006 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail:  krajcir@arinet.com

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ARI Network Services, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

Three months ended
October 31
2006	2005

Net revenues:
Subscriptions, support and other services fees	$2,663	$2,564
Software licenses and renewals	543	518
Professional services	297	409
	3,503	3,491
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	272	181
Software licenses and renewals *	196	158
Professional services	78	111
	546	450
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	106	80
Customer operations and support	268	303
Selling, general and administrative	1,985	1,859
Software development and technical support	369	275
Net operating expenses	3,274	2,967
Operating income	229	524
Other income (expense)
Interest expense	(38)	(49)
Other, net	34	23
Total other expense	(4)	(26)
Income before provision for income taxes	225	498
Income tax benefit (provision)	-	-
Net income	$225	$498

Average common shares outstanding:
Basic	6,057	6,126
Diluted	6,434	6,729
Basic and diluted net income (loss) per share:
Basic	$0.04	$0.08
Diluted	$0.03	$0.07

*	Includes amortization of software products of $187 and $145 excluding other depreciation and amortization shown separately

ARI Network Services, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 31	July 31
ASSETS	2006	2006
Current Assets:
Cash	$3,191	$3,584
Trade receivables, less allowance for doubtful accounts of $89 and
$103 at October 31, 2006 and July 31, 2006, respectively	609	885
Work in Process	143	163
Prepaid expenses and other	245	254
Deferred income taxes	675	675
Total Current Assets	4,863	5,561
Equipment and leasehold improvements:
Computer equipment & software	5,130	5,084
Leasehold improvements	123	116
Furniture and equipment	2,139	2,057
	7,392	7,257
Less accumulated depreciation and amortization	6,382	6,275
Net equipment and leasehold improvements	1,010	982

Deferred income taxes	1,419	1,419

Other assets	4	6

Capitalized software product costs	11,635	11,557
Less accumulated amortization	10,276	10,089
Net capitalized software product costs	1,359	1,468

Total Assets	$8,655	$9,436

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$1,400	$1,400
Accounts payable	384	500
Deferred revenue	4,990	5,616
Accrued payroll and related liabilities	1,124	1,006
Accrued sales, use and income taxes	8	38
Other accrued liabilities	301	358
Total Current Liabilities	8,207	8,918

Long term liabilities: Notes payable (net of discount)
	219	580
Long term payroll related	202	202
Other long term liabilities Capital lease obligations	43	48
	-	-
Total Long Term Liabilities	464	830

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at October 31, 2006 and July 31, 2006, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,227,335 and 6,202,529 shares issued and outstanding
at October 31, 2006 and July 31, 2006, respectively	6	6
Common stock warrants and options	62	36
Additional paid-in-capital	93,883	93,838
Accumulated deficit	(93,967)	(94,192)
Total Shareholders' Equity (Deficit)	(16)	(312)

Total Liabilities and Shareholders' Equity (Deficit)	$8,655	$9,436

ARI Network Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

Three months ended
October 31

	2006	2005
Operating activities
Net income	$225	$498
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of software products	187	145
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(11)	(16)
Depreciation and other amortization	106	81
Stock based compensation related to stock options	26	-
Deferred income taxes	-	-
Stock issued as contribution to 401(k) plan	42	21
Net change in receivables, prepaid expenses and other assets	307	119
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	(716)	(472)
Net cash provided by operating activities	166	376

Investing activities
Purchase of equipment and leasehold improvements	(134)	(77)
Software product costs capitalized	(78)	(178)
Net cash used in investing activities	(212)	(255)

Financing activities
Payments under notes payable	(350)	(250)
Payments of capital lease obligations	-	-
Proceeds from issuance of common stock	3	33
Net cash used in financing activities	(347)	(217)
Net increase in cash	(393)	(96)
Cash at beginning of period	3,584	3,651
Cash at end of period	$3,191	$3,555

Cash paid for interest	$51	$65
Cash paid for income taxes	$14	$-

Revenue by Location and Service
(In Thousands)

	Three months ended
	October 31		Percent
	2006	2005	Change

North American
Catalog subscriptions	$ 2,583	$ 2,577	0%
Catalog professional services	282	355	-21%
Dealer marketing services	217	68	219%
Dealer & distributor communications	198	227	-13%
Subtotal	3,280	3,227	2%

Rest of the World
Catalog subscriptions	203	214	-5%
Catalog professional services	20	49	-59%
Subtotal	223	263	-15%

Total Revenue
Catalog subscriptions	2,786	2,791	0%
Catalog professional services	302	404	-25%
Dealer marketing services	217	68	219%
Dealer & distributor communications	198	227	-13%
Total	$ 3,503	$ 3,490	0%